UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
October 15, 2009

MEDPRO SAFETY PRODUCTS, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-52077	91-2015980
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

817 Winchester Road, Suite 200
Lexington, KY 40505
(Address of Principal Executive Offices) (Zip Code)

(859) 225-5375
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 15, 2009, MedPro Safety Products, Inc. (the “Company”) entered into an employment agreement with one of its executive officers, Walter W. Weller, III. The agreement is filed as an exhibit to this Report on Form 8-K.

Mr. Weller’s Agreement

Position:  President and Chief Operating Officer

Term:  October 1, 2009 to September 30, 2012, subject to automatic one-year extensions thereafter, unless the Company or Mr. Weller provides prior written notice of its or his intention to not renew the employment agreement.

Base Salary:  Mr. Weller’s base salary will be $24,375.00 per month.

Annual Bonus:  Mr. Weller is eligible for a bonus of up to a total of 100% of his base salary as the Compensation Committee of the Board of Directors of the Company may determine.

Employee Benefits:  Mr. Weller is entitled to participate in the stock option and incentive compensation arrangements for the management of the Company.  Mr. Weller is also entitled to participate in the employee benefit plans, policies and practices sponsored by the Company for the benefit of its employees, upon the same terms and conditions as other employees of the Company. Mr. Weller shall have the use of a personal assistant.

Confidentiality, Nonsolicitation and Noncompetition: Mr. Weller agrees not to encourage employees to leave the Company, encourage customers to terminate their relationships with the Company, and compete with the Company during his employment and during the restricted period.  The restricted period means six months after Mr. Weller terminates employment with the Company.  Mr. Weller also agrees to maintain the confidentiality of the Company’s information during and after his employment with the Company.  Mr. Weller agrees, upon termination of his employment, to return to the Company all confidential Company materials.

Termination:  The Company may terminate Mr. Weller for cause, as defined in Exhibit 10.1, which termination shall be immediate.  Should the Company terminate Mr. Weller other than for cause, Mr. Weller shall continue to be paid his monthly base salary (but no other amounts related to any employee benefit plans and no further accrual of vacation, sick or holiday time) until the end of the term of his agreement, even though he is no longer working for the Company, which payment shall be specifically conditioned upon and in exchange for any written releases deemed appropriate by the Company. Mr. Weller may terminate employment with the Company for any reason.  If Mr. Weller terminates his employment, the Company will be entitled to damages unless Mr. Weller provides the Company at least ninety (90) days advance written notice of such termination.  Upon a change in control of the Company, Mr. Weller shall receive a single sum payment in an amount equal to Mr. Weller’s monthly base salary for 36 months (less any applicable social security, federal, state or local tax withholdings), based on Mr. Weller’s monthly base salary in the month in which such termination occurs.  A change in control is defined as (1) a change in ownership, (2) a change in effective control, or (3) a change in asset control, as each of these terms is defined in Exhibit 10.1.  The Company has agreed to pay Mr. Weller the amount of any state, local or federal tax incurred by him as a result of payments to him that would not have been imposed but for the occurrence of a change in control.

The above summary of the material terms of Mr. Weller’s employment agreement is qualified by reference to the text of the agreement which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statement and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

10.1	Employment Agreement with Walter W. Weller, dated as of October 8, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

MEDPRO SAFETY PRODUCTS, INC.

Dated: October 21, 2009	By:	/s/ Marc T. Ray
Marc T. Ray
Vice President of Finance and Chief Financial Officer